Registration No. 333-275262

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO

FORM S-3ASR REGISTRATION STATEMENT NO. 333-275262

UNDER

THE SECURITIES ACT OF 1933

SPRINGWORKS THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	100 Washington Blvd Stamford, CT 06902 (203) 883-9490	83-4066827
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Michael MacDougall
Secretary

SpringWorks Therapeutics, Inc.
100 Washington Blvd
Stamford, CT 06902
(203) 883-9490

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew Hurd Eric Krautheimer Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following registration statement on Form S-3ASR (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by SpringWorks Therapeutics, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement No. 333-275262, registering the offer and resale of an indeterminate amount of securities, which became automatically effective upon filing with the SEC on November 2, 2023.

On July 1, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated April 27, 2025, by and among the Registrant, Merck KGaA, Darmstadt, Germany, a German corporation with general partners (“Merck”), and EMD Holdings Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Merck (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Merck.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statement for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities and the effectiveness of the Registration Statement is hereby terminated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3ASR to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on July 1, 2025.

SPRINGWORKS THERAPEUTICS, INC.

By:	/s/ Michael MacDougall
Name: Michael MacDougall
Title: Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3ASR in reliance on Rule 478 of the Securities Act of 1933, as amended.